EXHIBIT 99.1

NeuroMetrix Reports Q1 2017 Financial Results

•	Revenue of $4.3M is up 89% year-over-year

•	Quell device shipments of 18.7K and electrode reorders of 25.4K represent new quarterly highs

•	Quell retail availability expands to nearly 3,000 stores

WALTHAM, Mass.,--(BUSINESS WIRE) -- NeuroMetrix, Inc. (Nasdaq: NURO), today reported financial and business highlights for the quarter ended March 31, 2017.

The Company develops and markets novel therapies, based on bioelectrical and digital medicine, for chronic conditions. The Company’s primary product is Quell®, which is an over-the-counter wearable neurostimulation device for treating chronic pain that was launched in Q2 2015. The Company also has a diagnostic business based on its DPNCheck® product, which is a point-of-care test that provides accurate and cost-effective screening, diagnosis and monitoring of peripheral neuropathies including diabetic peripheral neuropathy (DPN).

Q1 2017 Highlights:

•	Revenue for Q1 2017 of $4.3 million was up 89% from $2.3 million in Q1 2016. Quell contributed $3.1M revenue and DPNCheck contributed $0.8M revenue.

•
Quell Q1 2017 shipments totaled 18,697 devices and 25,437 electrode reorder packages with a total invoiced value of $4.11 million. This was an increase from 14,301 devices and 19,993 electrode reorder packages with a total invoiced value of $3.46 million in Q4 2016.

•	Quell retail availability expanded to nearly 3,000 stores. Quell is now available in selected stores of Target, CVS, Walgreens, Best Buy, Bed Bath & Beyond and Sam’s Club.

•	Second generation Quell device was unveiled at CES 2017 and started shipping during the quarter.

•	DPNCheck Q1 2017 revenue of $0.8 million was a new quarterly high. Shipments included 50,850 biosensors, up 45% from 35,025 biosensors in Q1 2016.

•	The Company closed a private equity offering of $7 million.

"Quell retail distribution supported by TV and social media advertising contributed to our strong commercial and financial results in Q1 2017," said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. "We have also been pleased with the customer response to our second generation Quell device that was introduced at CES 2017 in January and has been shipping since February. As we look forward to the balance of 2017, we are focused on continuing to grow top line revenue while carefully managing expenses and cash consumption. We are particularly focused on improving Quell gross margin through optimization of the supply chain and development of a novel third generation device.”

Financial Highlights:

The Company reported its financial highlights results for Q1 2017. Total revenues were $4.3 million versus $2.3 million for Q1 2016, an increase of 89%. Gross margin was 37.4% of total revenues, up from 34.8% in Q1 2016. Gross margin benefitted from lower product costs and manufacturing efficiencies. This was partially offset by the margin effects of increased sales to retail distributors. Operating expenses decreased slightly to $4.9 million compared to $5.0 million in Q1 2016. Loss from operations was $3.3 million in Q1 2017 versus $4.2 million Q1 2016. After interest income and changes in fair value of warrant liabilities, net loss per common share was $0.91 in Q1 2017 which included $0.51 effects of a deemed dividend related to the Q1 2017 equity offering, and $1.00 in Q1 2016. Net cash usage in Q1 2017 was $3.4 million, down from $3.6 million in Q4 2016. The Company ended Q1 2017 with cash and cash equivalents of $6.9 million.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, April 20, 2017 at 8:00 a.m., Eastern Time. To access the call in the United States, dial (844) 787-0799 and use the confirmation code 89913401. Internationally, the conference call may be accessed by dialing (661) 378-9630 and using the same confirmation code. The call will also be webcast and will be accessible from the Company's website at http://www.NeuroMetrix.com under the "Investor Relations" tab. A replay of the conference call will be available starting two hours after the call by dialing 855-859-2056, domestically and 800-585-8367, internationally. The confirmation code to access the replay is 89913401. The replay will be available for one week after the conference call.

About NeuroMetrix
NeuroMetrix is a commercial stage, innovation driven healthcare company combining bioelectrical and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company's lead product is Quell, an over-the-counter wearable therapeutic device for chronic pain. Quell is integrated into a digital health platform that helps patients optimize their therapy and decrease the impact of chronic pain on their quality of life. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. The company maintains an active research effort and has several pipeline programs. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended March 31,
	2017	2016

Revenues	$4,306,122	$2,275,247

Cost of revenues	2,697,602	1,482,513

Gross profit	1,608,520	792,734

Operating expenses:
Research and development	903,284	1,156,790
Sales and marketing	2,597,712	2,407,879
General and administrative	1,421,782	1,424,341

Total operating expenses	4,922,778	4,989,010

Loss from operations	(3,314,258)	(4,196,276)

Interest income	4,257	6,705
Change in fair value of warrant liability	77,601	94,316

Net loss	$(3,232,400)	$(4,095,255)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.91)	$(1.00)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2017	December 31, 2016

Cash and cash equivalents	$6,897,161	$3,949,135
Other current assets	3,566,645	3,637,788
Noncurrent assets	625,534	696,968
Total assets	$11,089,340	$8,283,891

Current liabilities	$3,065,440	$3,318,486
Common stock warrants	171,651	4,641
Stockholders’ equity	7,852,249	4,960,764
Total liabilities and stockholders’ equity	$11,089,340	$8,283,891